AMENDMENT TO

                              DECLARATION OF TRUST

                                       OF

                               AETNA INCOME SHARES

     Amending and Restating Articles 5.2 and 5.3 of the Declaration of Trust


The undersigned, being a duly elected and qualified Trustee of Aetna Income Shares (the "Trust"), a Massachusetts business trust, acting pursuant to Section
11.3 and of the Declaration of Trust (the "Declaration of Trust") dated January 25, 1984, the shareholder of the Trust, upon approval and recommendation of the Board of Trustees of the Trust, on June 17, 1996, approved the amendment and restatement of Articles 5.2 and 5.3 of the Declaration of Trust as follows:

         5.2.     Non-Liability of Trustees, and Others.
         -----------------------------------------------

                  The exercise by the Trustees of their powers and discretion hereunder shall be binding upon everyone interested. A Trustee shall be liable to the Trust and the Shareholders for such Trustee's own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee, and for nothing else, and shall not be liable for errors of judgment or mistakes of fact and law. Subject to the foregoing, the Trustees shall not be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, consultant, adviser, administrator, distributor or principal underwriter, custodian or transfer, dividend disbursing, shareholder servicing or accounting agent of the Trust, nor shall any Trustee be responsible for the act or omission of any other Trustee. Furthermore, no officer, employee or agent of the Trust shall be liable to the Trust, its Shareholders, or to any Shareholder, Trustee, officer, employee, or agent for any action or failure to act (including the failure to compel in any way any former or acting Trustee to redress any breach of trust), except upon a showing of bad faith, willful misfeasance, gross negligence or reckless disregard of duties.

         5.3.     Indemnification.
         -------------------------

         The Trust shall indemnify its Trustees and officers, and any person who serves at the request of the Trust as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise as follows:

         (a) Every person who is or has been a Trustee or officer of the Trust and persons who serve at the Trust's request as director or officer of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Trust to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid in connection with any debt, claim, action, demand, suit, proceeding, judgment, decree, liability or obligation of any kind in which he or she becomes involved as a party or otherwise by virtue of being or having been a Trustee or officer of the Trust or of another corporation, partnership, joint venture, trust or other enterprise at the request of the Trust and against amounts paid or incurred in the settlement thereof.

         (b) The words "claim," "action," "suit" or "proceeding" shall apply to all claims, actions, suits or proceedings (civil, criminal, administrative, legislative, investigative or other, including appeals), actual or threatened, and the words "liability" and "expenses" shall include, without limitation, attorneys' fees, costs, judgments, amounts paid in settlement, fines, penalties and other liabilities.

         (c) No indemnification shall be provided hereunder to a Trustee, officer, employee or agent against any liability to the Trust or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of office.

         (d) The right of indemnification herein provided may be insured against by policies maintained by the Trust, shall be severable, shall not affect any other rights to which any Trustee, officer, employee or agent may now or hereafter be entitled, shall continue as to a person who has ceased to be such Trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (e) In the absence of a final decision on the merits by a court or other body before which such proceeding was brought, an indemnification payment will not be made, except as provided in paragraph (f) of this Article, unless in the absence of such a decision, a reasonable determination based upon a factual review has been made (1) by a majority vote of a quorum of non-party Trustees who are not interested persons of the Trust, or (2) by independent legal counsel in a written opinion that the indemnitee was not liable for an act of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties.

         (f) The Trust further undertakes that advancement of expenses incurred in the defense of a proceeding (upon undertaking for repayment unless it is ultimately determined that indemnification is appropriate) against a Trustee or officer of the Trust will not be made absent the fulfillment of at least one of the following conditions: (i) the indemnitee provides security for his undertaking, (ii) the Trust is insured against losses arising by reason of any lawful advances or (iii) a majority of a quorum of disinterested non-party Trustees or independent legal counsel in a written opinion shall have determined, based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe the indemnitee ultimately will be entitled to indemnification.

         (g) No amendment of this Declaration or repeal of any of its provisions shall limit or eliminate the rights of indemnification provided hereunder with respect to acts or omission occurring prior to such amendment or repeal.

The foregoing shall be effective as of June 17, 1996.


/s/ Shaun P. Mathews
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Shaun P. Mathews, Trustee and President